Exhibit 10.7

Fort Worth 777 Main Street, Suite 3000 Fort Worth, TX 76102 Office: 817.862.2000 Toll Free: 866.877.1008 Fax: 817.339.3640

August 5, 2015

Lance Turner

Hand Delivered

Re:  Salary Change

Dear Lance:

As you know, FTSI has taken numerous cost-cutting measures this year to sustain our business through the downturn. This week I have made another decision to ensure FTSI’s long term sustainability. Effective August 9, 2015, I will temporarily reduce the base salaries of the leadership team, including myself. Your base salary will be reduced by 0% to $200,000. Your benefits will remain the same in accordance with FTSI’s policy.

Your base salary will be reinstated as our cash flow improves based on the following criteria:

•                  After the Company has achieved monthly Adjusted EBITDA averaging $12M for 3 consecutive months, 50% of your salary reduction will be reinstated.

•                  After the Company has achieved monthly Adjusted EBITDA averaging $17M for 3 consecutive months, the remaining 50% of your salary reduction will be reinstated.

I realize that you contribute a great deal to the organization, and that you have been asked to take on additional responsibilities with the recent changes that have occurred. I assure you that your contribution to this team is valued. As such, while there is an immediate need for the reduction, I am providing you with a retention opportunity that offsets the reduction and rewards you for your ongoing employment with FTSI.

Your retention bonus will be $40,000. As described below, the bonus will be paid in a manner designed to set the stage for your continued commitment to our future growth and accomplishments.

Milestone	Amount Paid	Payment Date
Achievement of monthly Adjusted EBITDA averaging $12M for 3 consecutive months	30% of Retention Bonus	Later of March 15, 2016 or first of the month following recognition of milestone achievement
Achievement of monthly Adjusted EBITDA averaging $17M for 3 consecutive months	70% of Retention Bonus	Later of December 15, 2016 or first of the month following recognition of milestone achievement

To be eligible for the retention bonus, you must be an active full-time employee of the Company on the applicable bonus payment dates. If you are terminated without cause or the Company completes a sale of a majority of its equity or substantially all of its assets, the retention bonus (or remaining portion) will be paid to you at that time. If you tender your resignation or are terminated for cause, you will not be eligible for the retention bonus (or remaining portion) payable thereafter.

We need you engaged in the business at hand and comfortable that your employment status is secure. I hope that this plan allows you to continue focusing on accomplishing our goal of being the preferred well completion partner.

Sincerely,

/s/ Greg Lanham

Greg Lanham

Chief Executive Officer

I agree to and accept the terms set forth in this letter.

/s/ Lance Turner	8-7-15
Employee Signature	Date